SUBSIDIARIES OF U.S. HOME & GARDEN INC.


Name of Subsidiary                          State of Incorporation
------------------                          ----------------------

Ampro Industries, Inc.                            Michigan

Egarden.Com Inc.                                  Delaware

Easy Gardener, Inc.                               Delaware

Golden West Agri-Products, Inc.                   California

U.S. Home & Garden Trust I                        Delaware

Weatherly Consumer Products Group, Inc.*          Delaware

Weatherly Consumer Products, Inc.+                Delaware

Weed Wizard Acquisition Corp.*                    Delaware



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*    Subsidiary of Easy Gardener, Inc.

+    Subsidiary of Weatherly Consumer Products Group, Inc.